CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

ISSG, INC.

a Delaware corporation

ISSG, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”)

DOES HEREBY CERTIFY:

FIRST: That on July 24, 2006, the Board of Directors duly adopted a resolution proposing to amend the Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interest of this corporation and its stockholders, and the stockholders of this corporation consented to the resolutions setting forth the proposed amendment, which resolutions are as follows:

RESOLVED, that the Certificate of Incorporation of this Corporation be amended by amending ARTICLE I to read as follows:

ARTICLE I

The name of this corporation shall be:

RUBICON FINANCIAL INCORPORATED

SECOND: The foregoing amendment was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 and 242 of the General Corporation Law.

THIRD: That said amendments were duly adopted by the Board of Directors on July 24, 2006 in accordance with the provisions of Section 141(f) of the General Corporation Law.

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been signed by the President of this corporation as of September 6, 2006.

By: /s/ Terence Davis
Terence Davis, President